UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 28, 2011
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (516) 997-4600

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry in a Material Definitive Agreement

On  February 28, 2011, the Company’s Board of Directors approved a Consulting Agreement between Vasomedical, Inc. and Edgary Consultants, LLC (“Consultant”) for a term commencing on March 1, 2011 and terminating on February 28, 2013 (the “Agreement”).  The Agreement provides for the engagement of Consultant to assist the Company in seeking broader reimbursement coverage of EECP® therapy.  More specifically, Consultant will be assisting the Company in the following areas:

1. Engaging the adoption of EECP® therapy as a first line option for FDA cleared indications as it relates to CCS Class III/IV angina with a major commercial healthcare third-party payer.

2. Engaging a major commercial healthcare payer to formally collaborate and co-sponsor a study with Vasomedical for the efficacy, efficiency and/or cost effectiveness of the EECP® therapy for NYHA Class II/III heart failure.

3. Engaging final approval from CMS of EECP® therapy as a first line treatment for CCS Class III/IV angina.

4. Engaging final approval from CMS to extend coverage and provide for the reimbursement of EECP® therapy for CCS Class II angina; and

5. Engaging final approval from CMS to extend coverage and provide for the reimbursement of EECP® therapy for NYHA Class II/III heart failure.

In consideration for the services to be provided by Consultant under the Agreement, the Company has agreed to issue to Consultant or its designees,  approximately 10% of the outstanding capital stock of the Company, of which the substantial portion (in excess of 82%) is performance based as referenced above. In conjunction with the agreement, Mr. Rios was appointed a director of the Company. A copy of the Agreement is filed as Exhibit 99 to this report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

99	Consulting Agreement effective March 1, 2011 between Vasomedical, Inc. and Edgary Consultants, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2011	VASOMEDICAL, INC. By: /s/ Jun Ma Jun Ma President and Chief Executive Officer